
petroriver
OIL

Petro River Oil Corp.
Corporate Strategy Memorandum
Meeting Our Capital Requirements



Petro River Today

Petro River Oil Corp. ("Petro River") currently owns traditional exploration and production assets through its core holding of the Pearsonia West Concession in Osage County, Oklahoma, as well as options on a significant, low-risk exploration/development play in California, and in several large upside international exploration opportunities.

Petro River Working Capital Needs & Project Pipeline

Petro River is in the process of attracting funding to satisfy its working capital needs. Petro River has four primary exploration and production projects in its portfolio that it intends to exploit in order to create value for shareholders. The company intends to raise approximately $7.5 million to effectively pursue development of these projects and to fund working capital expenses to support these efforts. The current opportunities and use of proceeds are detailed in the chart below, a description of each is included in the appendices.

	Projects	Use of Proceeds (USD)	% Owned	Estimated Reserve / Resource Recovery	Acreage Size	Project Action Items	Risk Factors
1	Larne Basin Exploration, Northern Ireland	$2.5 M	25%	~1.2 B barrels of oil for the 100% interest	~320,000 Gross Acres	1. Drill Well 2. Acquire 3-D Seismic 3. Monetize	**Exploration Risk** - Source rock maturity & timing of migration
2	Denmark Exploration	$500 K	50%	~920 M barrels of oil for the 100% interest	~469,500 Gross Acres	1. Evaluate 2. Acquire 3-D Seismic 3. Monetize	**Exploration Risk** - Various source, reservoir and trap risks (varies in each license area)
3	California	$2 M	75%	~ 30 M to 50 M barrels of oil for the 100% interest	~5,000 Gross Acres	1. Acquire 3-D Seismic 2. Drill Well 3. Monetize	**Very Low Risk** - given location within major oil field
4	Pearsonia West Concession, Osage County	$1 M	50%	~20 M barrels of oil for the 100% interest	~106,500 Gross Acres	1. Reprocess 3-D Seismic 2. Drill Well 3. Monetize	**Low Risk** - given surrounding historical oil production in correlative pay intervals
	Working Capital Expenses	$1.5 M	-	-		-	

Through the use of relatively low cost, state-of-the-art technological enhancements, including acquiring new 3-D seismic surveys and reprocessing existing seismic data on each of these assets, Petro River will be able to execute the above plan with modest capital expenditures. Management plans to form strategic relationships with industry participants and others to increase the net asset value of each project without large capital outlays.

Petro River Evaluation & Operating Partners

Petro River management will be closely aligned with highly competent and carefully selected evaluation and operating partners for each project in its pipeline. The individuals who will be responsible for evaluating and operating the assets are seasoned oil and gas industry veterans, well known to management, with strong technical skill sets and expertise in their particular geographic areas. The operations will be managed and/or overseen by Petro River management who will work with the leadership of the teams listed below to ensure successful execution of each project.

Northern Ireland & Denmark Project Leadership

Ardent Oil Limited, a talented and experienced North Sea and Europe focused technical team will be responsible for managing our Larne Basin and Denmark projects.

Bob Moore, Managing Director
- Over 30 years experience
- Former Head of International Legal Affairs at Enterprise Oil (UK FTSE 100 Company) prior to sale to Shell in 2002
- Qualified UK lawyer (barrister)

Richard Moreton, Executive Director
- Over 30 years experience
- Deep experience building and divesting exploration portfolios in the North Sea and Europe
- Geophysicist with a BSc from Imperial College London University

Martin Whitehead, Executive Director
- Over 30 years experience
- Manager of Geological Operations and New Ventures at Enterprise Oil before sale to Shell
- Fellow of Geological Society of London for over 25 years
- Geologist with a BSc from Leeds University

California Project Leadership

Tamarack Oil and Gas LLC, experienced geoscientists and operators in California, will oversee technical evaluation and operations of our California based projects.

John L. Moran, President Tamarack Oil and Gas
- Former Exploration Manager, Midcontinent Region, Apache Corporation
- Former President & Director of Foothills Resources
- Former Vice President Exploration / Chief Geologist of Apache Corporation

Dennis B. Tower, CEO Tamarack Oil and Gas
- Former President & CEO of First International Oil Corp.
- Former Vice President Atlantic Richfield Company
- Former CEO of Foothills Resources, LLC.

Pearsonia West, Osage County Leadership

Bandolier Energy LLC., a Petro River subsidiary company, whose principals are geological experts in the Mississippi Lime play in Northeast Oklahoma, will manage the Pearsonia West Project.

Shane Matson, President of Bandolier Energy
- Senior Geologist Project Manager, Spyglass Energy Group
- Former Geologist at RAM Energy
- Former Geologist at Ceja Corporation
- M.S. & B.S in Geology for University of Arkansas

Charles Wickstrom, Board Member Bandolier Energy
- Former managing member of Spyglass Energy Group
- Geoscientist involved in drilling numerous horizontal MS Lime wells
- Considered a pioneer of the development of eastern portion of Mississippi Lime play

**A full list of operating team members and full CVs are available upon request.*

1 Northern Ireland, Larne Basin, Exploration Opportunity

Through contacts developed over many years in the North Sea exploration province, Jonathan Rudney and Scot Cohen have negotiated and funded an option to participate in the exploration and development of the Larne Basin in Northern Ireland. A Delaware limited liability company, Larne Exploration, LLC, was formed in 2014 as well as a United Kingdom subsidiary, Larne Basin Oil and Gas Limited ("Larne"). Petro River has been granted an option to acquire the participation rights from Larne.

Through a farm-out agreement with a group of small, Europe-focused exploration companies who have identified the opportunity, acquired the licenses and developed the prospects and leads, Larne has the option to participate for up to a 50% interest in the drilling of an initial well, the Woodburn Forest #1 (the "Well"). This relatively inexpensive Well is scheduled to be drilled in September or October 2015 for the purpose of discovering a sizable hydrocarbon accumulation in the Larne Basin and/or proving the existence of a mature source rock.

The two licenses (one onshore and one offshore) controlled by the group cover approximately 1,300 square kilometers (about 320,000 acres) and encompass almost the entire Larne Basin. The most likely oil case un-risked recoverable reserves for the initial prospect to be evaluated by the Well are 53 million barrels of oil. If the Well successfully discovers hydrocarbons or proves the source rock maturity and timing, it will confirm the presence of hydrocarbon accumulation throughout the entire Larne Basin. The most likely case, un-risked, prospective oil resources for the entire Larne Basin are 1.2 billion barrels of oil.

This is an unprecedented opportunity to explore for substantial oil and gas reserves in the only untested Carboniferous Basin in Europe. Several adjacent analogous basins have been highly productive. Due to decades of disruptive Irish Republic Army activities in the region and the presence of shallow subsurface geological conditions inhibiting seismic source penetration and resolution, only one petroleum exploration well has been drilled in the Larne Basin in the past 50 years (by Shell Oil in 1971) prior to the advent of modern seismic data. These obstructive issues are now resolved.

Most international exploration venues are fraught with numerous risks supplemental to geological risks. These include (i) political risk; (ii) poor fiscal terms with host governments; (iii) extended time frames to obtain permits to drill and conduct operations; (iv) high drilling and completion costs, often in the tens to hundreds of millions of dollars; (v) lack of available equipment, supplies and infrastructure; and (vi) poor access to markets. The uniqueness of the Larne Basin opportunity is that these factors are almost entirely mitigated. The political risk in the UK is one of the lowest in the world. The turmoil associated with the IRA is now in the past. Comparatively, the fiscal terms rank among the most favorable in the world. The initial well is permitted and ready to drill. The drilling costs are extremely low in relative terms. Equipment, supplies and infrastructure are available. There is good access to markets for both oil and natural gas. Furthermore, modern seismic data acquisition and processing techniques have enabled acquiring acceptable and interpretable data beneath the overlying basalts that previously could not be properly imaged.

Denmark – Offshore Exploration Opportunity

2

In partnership with Ardent Oil Limited, an experienced UK-based oil and gas prospect generation company, Concordia Resources, LLC (owned by Jonathan Rudney) participated in the 7th offshore licensing round in Denmark in December 2014, pursuant to a joint bidding agreement, in which Concordia had a 50% interest. The group applied for 4 offshore licenses offering modest work programs. Several of the bids were competitive. After presentations and consultations with the Danish Energy Agency (DEA), in late March 2014 and as recently as mid-April 2015, the bidding group was notified by the DEA of awards of all its license applications. In total the license award areas comprise approximately 1,900 square kilometers (i.e. 800 square miles). Petro River has been granted an option to acquire the participation rights from Concordia.

Offshore Denmark is a highly prospective, underexplored oil basin on trend with massive oil and gas fields offshore in Norway and the United Kingdom. Although high risk, the identified leads on the awarded licenses contain prospective recoverable resources (most likely case) of 911 million barrels of oil and 3.53 trillion cubic feet of natural gas. The upside case is a multiple of these numbers. The fiscal terms are excellent, political risk in Denmark is non-existent and the Danish State participates for a 20% paying interest in each license.

The bidding group will be conducting further geological and geophysical work to high-grade the leads and will either farm-out prospects to major oil companies on favorable terms or consider drilling internally.

Petro River Portfolio cont….

3

California

Petro River is currently negotiating with a group in California which controls the lease rights covering the entire non-producing area of a large oil field discovered about 80 years ago that has produced approximately 100 million barrels of oil. The field which is characterized by complex geology has never had a modern seismic survey acquired over its boundaries. The terms of the pending transaction require Petro River to conduct a 3-D seismic survey to earn a majority interest in the leases, which could contain as much as 50,000,000 barrels of recoverable oil.

Petro River Core Asset

4 Spyglass Energy / Pearsonia West Concession

The Pearsonia West Concession comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with over 1 Billion barrels of original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. The vertical development component of the play generates positive returns even in the current oil price environment

Current investment of over $60 MM in infrastructure in place including:

A) 32 square miles of 3D seismic,
B) 3 phase power
C) a dedicated sub-station as well as multiple oil producing horizontal wells.


Mississippian Lime Play
Oklahoma

Offset Vertical Production & Seismic Data Proves Viability

Offset producers have had successful analogous vertical completions in every direction. Pearsonia West Concession has roughly a dozen seismically identified structural candidates for vertical development. The Concession is surrounded by and includes fields that have produced millions of barrels of oil from vertical wells. Within the Concession boundaries, the Mississippian Lime formation consists of several different proven oil reservoirs, including the Mississippian Chat, Osage A, and Osage B interval..

Pearsonia West Vertical Drilling Program

Management estimates, according to a recently completed sensitivity analysis, that a vertical program would return positive internal rates of returns, in a low case estimated ultimate recovery scenario, at approximately $45 USD crude oil prices on the Pearsonia West asset. In base-case (expected) estimated ultimate recovery, projections indicate an expected internal rate of return of approximately 46% at $60 USD crude oil prices. The Pearsonia West asset allows for lower completion costs, an estimated $275,000 USD per well, due to it being a shallow reservoir which allows for this asset to remain profitable in the current oil price environment. There is substantial interest in investing in this drilling program from industry participants

Internal Rates of Return

Oil Price	Low EUR (low case)	Mid EUR (base case)	High EUR (high case)
$45 oil	8.6%	20.6%	35.9%
$60 oil	27.6%	46.0%	72.1%
$75 oil	49.5%	77.9%	119.5%

Actual Well EURs

Oil Price	Low EUR (mbo)	Mid EUR (mbo)	High EUR (mbo)
$45 oil	20.3	26.7	34.2
$60 oil	22.7	29	36.5
$75 oil	24.0	30.3	38.0

This **play was historically considered a horizontal drilling program** as a result of the concession mandates. However, after a thorough review of the asset our management feels **a vertical drilling program** which is the **most suitable for this asset.**